Exhibit 23.8

CONSENT OF PERSON TO BECOME DIRECTOR

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Joint Proxy Statement/Prospectus forming a part of this Registration Statement on Form S-4, as amended, as a person to become a director of Hercules Offshore, Inc., a Delaware corporation, upon the closing of the Amended and Restated Agreement and Plan of Merger among Hercules Offshore, Inc., TODCO and THE Hercules Offshore Drilling Company LLC, effective as of March 18, 2007.

/s/ Thomas M Hamilton
Thomas M Hamilton
May 30, 2007